COPY

PROFESSIONAL EMPLOYER AGREEMENT

THIS PROFESSIONAL EMPLOYER AGREEMENT (hereinafter "Agreement") is made by and between Better Business Systems, Inc. (hereinafter "BBS") and The Vinyl Fence Company, Inc. (hereinafter "Client"), which is a S Corp. It is executed on this 23 day of June, 2005.

WHEREAS, BBS is a professional employer organization; and

WHEREAS, Client desires to utilize BBS services under the terms and conditions herein stated;

NOW, THEREFORE, the parties agree as follows:

1) Agreement Effective Date and Commencement of Services. This date shall be August 1, 2005, (no sooner than 30 days after the Agreement execution date). BBS services shall commence provided that Client has submitted all BBS required documentation and employee enrollment materials and has met all safety and credit assessment requirements.

2) Term. The term of this Agreement shall begin on the date set forth herein and shall continue until terminated in writing by either party. Such termination shall require thirty (30) days' advance notice. Such termination shall not relieve Client of its obligation for fees and costs incurred in conformity with this Agreement up to and including the effective date of termination.

3) Management of Client's Business Operations
   a. Client has engaged BBS solely to provide the Professional Employer Organization services described herein. BBS shall have no right to manage, direct or control Client's business operations. Client shall be solely responsible for the profitability, management, control and safety of its business operations, facilities, vehicles, equipment, goods and services.
   b. Notwithstanding any other provision of this Agreement, Client retains sole responsibility for: the direction and control of the Employees as necessary to conduct Client's business, the discharge of any applicable fiduciary duty; compliance with any licensure, regulatory, or statutory requirements; the goods and services produced by Client; and, the acts, errors, and omissions of the Employees. Client shall take such steps determined by Client to be adequate or desirable to screen or evaluate the Employees, and to safeguard any cash, intellectual property or other valuable property to which the Employees may have access.

4) Engagement of Services. The parties to this Agreement acknowledge and agree that it is their mutual desire and purpose to engage BBS to provide to Client the services described in this Agreement. Client acknowledges that BBS shall co-employ the workers (hereinafter "Employee" or "Employees") covered by this Agreement and pursuant to any written agreement between BBS and each such Employee and which are assigned to Client's worksite and separate from any agreement between Client and Employee. Each Employee covered hereby, as well as the Client's worksite to which said Employee is assigned, shall be identified by the "Application For Employment" forms and "Payroll Report" forms applicable to such Employee and required by BBS to be provided by Client in recognition of the fact that the Employees identified are the co-employees of BBS and the Client, Client acknowledges that it has certain responsibilities and/or obligations in regard to such Employees including but not limited to those imposed pursuant to Internal Revenue Code § 414(n). Identified Employees at Client work site may change from time to time to reflect changes in the work force as provided herein and such changes shall be verified by required "Application for Employment" forms, "Payroll Report" forms and any and all applicable agreements.

BBS CLIENT

5) Schedule of Services. BBS shall provide services to Client relating to BBS Employees assigned to Client worksite(s) as outlined in Exhibit A attached hereto and made a part of this Agreement.

6) Employee Administration.

a. Employees shall be assigned to Client by BBS in accordance with the job requirements and descriptions provided to BBS by Client that are not intended to be temporary or short term in duration. Client has the right to accept or cancel the assignment of an employee.

b. Client may interview and recommend persons to BBS to be hired as Employees. No person will become an Employee subject to this Agreement until BBS has received all required new hire forms in its office, agreed to hire the person and assigned the person an Employee ID number. Client is solely responsible for all employer responsibilities for persons who have not been hired by BBS.

c. Client may request BBS to remove or discipline any Employee. Client shall consult with BBS before taking disciplinary action against an Employee. Client shall cooperate with BBS in the investigation of Employee misconduct and in responding to Employee grievances and complaints. Client shall be solely responsible for any unilateral action it takes with respect to any Employee without first consulting BBS.

d. BBS retains the full and exclusive right to exercise control over all employment matters pertaining to the services rendered to Client by Employee. Client shall be responsible for Employee direction relative to the operational duties of Employee(s), including day-to-day professional supervision.

7) Payroll Administration. BBS will set Employee wages in consultation with Client and in accordance with applicable law. BBS is responsible as the employer for payment of all wages and payroll and related taxes from its own account under its own name. Contingent on Client's payment of all invoices, BBS will make all required payroll tax deposits and shall provide evidence of independent accountant's examination of payment on a quarterly basis. Provided Client has paid all BBS invoices in full and on time and provided Client has provided BBS with complete and accurate information, BBS indemnifies and hold harmless Client for any legal consequences arising out of BBS failure to make lawfully required payroll tax deposits. Client acknowledges that a material condition of this Agreement is full and truthful disclosure to BBS of all information required for payment of wages in accordance with federal and state wage and hour law.

8) Changes in Employee Compensation

a. Client shall notify BBS in writing of any requested change in the compensation of any Employee. Changes in Employee compensation are effective only when approved by BBS at its headquarters office and entered into its payroll system.

b. Client understands and agrees that only BBS has authority to finalize a change in the compensation to be paid to any Employee. Any change in Employee compensation promised or offered by Client and not finalized by BBS shall not be binding on BBS.

c. Except for written Employee benefit plans formally adopted by BBS, BBS does not offer, participate in or administer any deferred compensation, profit sharing or bonus programs for the Employees. Any agreements by Client to pay deferred compensation, profit sharing or bonuses are solely the obligation of Client and not of BBS. BBS may require Client to fund all such obligations in full at the time such obligation accrues. Client shall disclose to BBS, in advance, any deferred compensation, profit sharing or bonus programs that Client intends to offer to the Employees.

d. In the event that any of the Employees are employed to provide services for Client and any other customer of BBS, Client shall bear such share of any overtime costs attributable to the Employees as may be determined by BBS in its sole discretion.

9) Unemployment Insurance. BBS shall be responsible for the payment of unemployment insurance from its own account under its own name. BBS shall conduct a review of unemployment claims as it deems appropriate. Client shall cooperate with BBS in the resolution of all unemployment insurance claims.

10) Workers' Compensation Insurance. BBS shall maintain, in its own name, one or more policies of workers' compensation insurance intended to cover the Employees. Client shall comply with all health and safety laws, regulations, ordinances, directives, and rules including, but not limited to, any written safety program as may be required by law imposed by controlling federal, state, and local governments in regard to work space, controlled work environment, and any tools and equipment provided by Client for Employee(s). Client agrees to comply with any specific safety program or policies provided to Client by BBS, as well as any directives from BBS Risk Manager, Insurance Representative or insurance carriers as to the worksite environment, health, and safety of Employees, as well as any directives from any governmental agency having jurisdiction over the same.

11) First Aid Injuries.

a. Client will be responsible for paying the medical expenses for all "First Aid" injuries in all states where such payment is permissible by law. (i.e. California CCR Title 8, Section 9780(f))– Definitions: "First aid" is any one-time treatment, and any follow-up visit for the purpose of observation of minor scratches, cuts, burns, splinters, etc., which do not ordinarily require medical care. Such one-time treatment, and follow-up visit for the purpose of observation, is considered first aid, even though provided by a physician or registered professional personnel.

12) Safety and Facilities.

a. The parties acknowledge that injury prevention, loss control and claims management are of primary concern to both Client and BBS. Client agrees to provide Employee(s) a workplace free of recognized hazards and in full compliance with all applicable Federal and State occupational safety and health statutes. Client further agrees to follow any State required and/or BBS written Injury and Illness Prevention Program (IIP). Client agrees to cooperate to the fullest extent with the BBS Risk Manager who is responsible for the worksite safety-care programs administered by BBS for Employees. Client agrees that BBS Risk Manager or BBS Insurance Representative shall have the right to inspect the work environment provided Employee(s) at any mutually convenient time. Client agrees to contact BBS within 24 hours in the event of a work related injury or illness and provide BBS with copies of required "Report of Accident" and/or "Notice of Injury" forms sent to Clients insurance carrier.

b. Client agrees to allow BBS or their insurance carrier representative the right to inspect the client's payroll records, job duties and worksites for up to one year past the end of any workers compensation policy period, even though this Agreement may have been terminated.

c. Client will provide the Employees with any necessary training, tools, equipment, facilities, protective equipment or supplies. Client shall be solely responsible for complying with any requirements for Employee(s) to be licensed or work under the supervision of licensed persons.

d. Client agrees to cooperate with BBS in establishing and implementing a drug free workplace or program as may be required by BBS.

e. Client agrees to cooperate with BBS in conducting pre-employment and/or post-employment background investigations as permitted by law for positions with significant worker injury exposures, such as truck drivers, security guards, operators of certain heavy or dangerous machinery.

BBS CLIENT

13) Employment Practices Liability Insurance. At the time of this agreement, BBS currently maintains Employment Practices Liability Insurance. Client acknowledges that changes in circumstance, fact, law or any other exigency may require or cause a change to the terms of said policy, including the termination of said insurance without prior notification to Client. BBS will endeavor to provide Client with a reasonable notice of any such changes. The policy in effect at the time of this Agreement provides coverage for certain claims arising from covered Wrongful Acts brought against the Client company or against any BBS Employee at Client worksite or by BBS employees at Client worksite, subject to the terms, conditions, limitations and exclusions set forth within said policy. Terms, limits of liability, deductibles, and other conditions of said policy may change from year to year. Client acknowledges that the terms of any policy in effect at the time any covered incident is reported will be controlling on the parties. Client agrees not to rely on this summary, and to instead rely on the actual policy information. In the event that a deductible amount is applied to a claim in accordance with the then effective terms of the policy, said deductible shall be paid by both Client and BBS in equal proportions while the claim is being administered. In the event that a final settlement of the claim incorporates any payment to the plaintiffs, and any part of the original allegation included errors, acts, or omissions committed by Client, or Client owners, then Client agrees to reimburse BBS for all payments made by BBS as part of the deductible. If the final settlement of the claim incorporates any payment to the plaintiffs, and the original allegation included only errors, acts, or omissions committed by BBS or BBS staff employees, then BBS shall reimburse Client for all payments made by Client as part of the deductible. In all other cases, the deductible payments shall be shared equally by Client and BBS. Nothing contained in this Agreement shall alter, amend, or modify the coverage of such policy. Client agrees that if Client becomes aware of any oral or written claim under the referenced policy, or potential claim, or action, which may result in a claim, to notify BBS within 5 days of receiving such notification. Client further agrees to indemnify and hold BBS harmless from failure to notify BBS of any such claim.

14) Employee Benefits.

a. BBS may provide certain benefits to Employee(s). Client acknowledges that changes in circumstance, fact, law or any other exigency may require or cause a change in the benefits offered by BBS to Employees. BBS will endeavor to provide Client with reasonable notice of changes to such benefit plans.
b. Client hereby represents and warrants that all I.R.C. Sec. 125 & 129 elections made prior to this Agreement are based upon professional advice, are lawful, and permitted under said sections. Client indemnifies and holds harmless BBS for any legal consequences arising out of Sec. 125 & 129 elections or coverage made prior to this Agreement.
c. Client agrees that for any benefit plan by Client prior to, during or after the term of this Agreement, Client is solely responsible for determining eligibility, participation and distribution matters and that BBS has no responsibility for such benefits. Client indemnifies and holds BBS harmless for any and all liabilities or consequences arising out of the maintenance of such benefits.
d. Client further agrees to provide continuation of health insurance coverage as may be required by COBRA to any and all eligible employees in Client's current plan or upon termination of this Agreement and indemnifies and holds BBS harmless from any claims thereto.
e. Where Client sponsors and maintains a medical insurance plan (the "Plan") and wishes to continue offering the Plan to Employees, Client may request BBS to withhold and remit Employee premium payments with respect to the Plan. Better Business Systems agrees to withhold and remit Employee premium payments subject to the terms of this agreement. BBS shall provide to the Client or its agents or designees all information reasonably requested be the Client for purposes of administering the Plan, including providing such information following termination of this Agreement.

Client and BBS acknowledge that BBS may provide nondiscretionary administrative assistance with respect to the Plan; provided, however, that the Client retains its status as the named "Plan administrator" under ERISA. BBS shall be entitled to rely solely on instructions from the Client or the insurance company underwriting the Plan in the withholding and remittal of Employee premium payments and in providing administrative assistance. Client will be the sole sponsor of the Plan and the plan administrator and fiduciary of the Plan under the Employee Retirement Income Security Act ("ERISA"). BBS shall not be a sponsor of the Plan and BBS assumes no obligation or responsibility to an Employee, participants or beneficiaries for the provision of medical insurance coverage or any act of, or failure to act, on the part of the Client. Further, BBS has no fiduciary responsibility in connection with the Plan.

Notwithstanding the administrative assistance provided by BBS, Client acknowledges its sole responsibility for all obligations and expenses of establishing, maintaining and terminating the Plan including, but not limited to: annual information returns (Form 5500s) and Employee communication materials. Client acknowledges that the Plan and Client are solely responsible for COBRA coverage and compliance, if applicable, and compliance with other applicable state and federal laws affecting the Plan including, without limitation, FMLA, HIPAA, MHPA, etc. Client represents to BBS it has and will continue to take all actions necessary to establish and operate the Plan in a manner that satisfies the requirements of any applicable state and federal laws.

Client, as sponsor and administrator of the Plan, hereby agrees on behalf of itself, the Plan and the Plan's participants and beneficiaries that the duties and liabilities of BBS, its affiliated companies, its employees, officers, directors, agents and advisors in connection with this Plan are limited as described in this Agreement.

Client hereby indemnifies and holds harmless BBS, its affiliated companies, its employees, officer, directors, agents and advisors from and against any and all loss, damages, claims, demands, costs and causes of action resulting from any act or conduct, including failure to act, in connection with the Plan, including all expenses reasonably incurred in their defense, in case the Client fails to provide such defense. Client indemnification and hold harmless agreement in this paragraph includes, but is not limited to, any and all loss, damages, claims, demands, costs and causes of action resulting from the operation of the Plan; the application of any applicable state or federal laws including, but not limited to, COBRA, FMLA, HIPAA, MHPA, etc.; breaches of fiduciary duty with respect to the Plan; consequences arising from compliance with instructions of the Client or insurance company; reporting and disclosure requirements of ERISA and the Internal Revenue Code; federal, state or local income, payroll, or other tax consequences that may result from Client's sole sponsorship of the Plan and BBS withholding and transmittal of premiums with respect to the Plan.
In the event that any legal proceeding shall be instituted or that any claim or demand shall be asserted by any third party with respect to the obligation to indemnify contained in the Agreement, then BBS shall give written notice thereof to the Client, and the Client shall have the right at its expense to be represented by counsel of its choice in connection with the defense, negotiation of settlement of any such third party legal proceeding, claim or demand. Furthermore, BBS shall tender to the Client the right to have client assume the defense of Better Business Systems in connection with any such legal representation in connection therewith, subject to the approval by BBS of such counsel. Furthermore, BBS shall not settle any such claim, legal proceeding or demand without 15 days prior notice to and consent of the Client.

15) Compliance; Legal Responsibilities.

a. Client will provide the Employee(s) with a workplace free of discrimination, harassment or retaliation as prohibited by law. Client shall promptly notify BBS of any complaints by an Employee, which appear to relate to any claim of unlawful discrimination or retaliation, harassment, or other unlawful employment practices. Client shall cooperate with BBS in the investigation and defense of any claims asserted by an Employee.

b. Neither BBS nor Client shall discriminate on any basis prohibited by law, for example national origin, race, age, sex, religion, or disability. Furthermore, Client agrees to provide and maintain a safe and congenial place of employment that is free of discrimination and harassment and free from the use of alcohol and drugs except those as may be prescribed by a licensed health care professional.

c. Client recognizes that improper handling of a wage/hour investigation can result in substantial prejudice to both Client and BBS, and that time is of the essence in any such matter. Accordingly, Client and BBS both warrant that each will inform the other of any indication or information that wage/hour compliance may become a disputed issue.

d. Client acknowledges and agrees that if may be required to comply with certain employment related laws, which it had not heretofore been applicable to Client. Client further acknowledges that, with respect to a worker supplied to a client by a Professional Employer Organization or group, the client shares joint and several liability for any wages, workers' compensation premiums, payroll-related taxes, and any benefits left unpaid by the professional employer organization or group and that, in the event that BBS's license is suspended or revoked, this liability is retroactive to the client's entering into a contract with BBS. Client specifically indemnifies and holds harmless BBS for the legal consequences of its reporting to the government of activity on Client's part which could create any legal liability to BBS.

e. Client, at its expense, shall provide and cooperate with BBS in providing leave and job reinstatement to any Employee eligible under the Family and Medical Leave Act. Client shall make available a reasonable accommodation to any Employee entitled to such under the Americans with Disabilities Act, the federal Rehabilitation Act or any comparable law. Client shall bear the sole cost of providing a reasonable accommodation to any Employee. Client shall bear the sole cost of providing a workplace that is in compliance with any applicable architectural requirements of the Americans with Disabilities Act, the federal Rehabilitation Act or any comparable law. In its dealings with the Employees, Client shall fully comply with all local, state or federal law applicable to the Employee relating to equal employment opportunity and non-discrimination in employment. BBS shall not be responsible for any employment actions taken by Client with respect to the Employee, unless Client secures written authorization from BBS's corporate office for such action. Client shall comply with all provisions of this paragraph without regard to whether Client or the Employee would be subject to the indicated laws in the absence of this Agreement.

16) Damages and/or Losses Caused By Employee(s). Client bears all risk of loss, damage or liability based on, related to or arising out of the torts (intentional, negligent, grossly negligent or otherwise), acts, errors or omissions of the Employees. Client accepts all risk that the Employees may prove unskilled, untrustworthy, incompetent or dishonest. Client is solely responsible for conducting any investigation or screening of Employees desired by Client.

BBS CLIENT

17) Indemnity.

a. Client agrees to defend, indemnify and hold harmless BBS from any claim resulting or stemming from (1) criminal, wrongful, dishonest, intentional, gross negligence, negligent and/or other acts or omissions committed by Client, by agent(s) and/or by employee(s) of Client not subject to this Agreement; (2) criminal, wrongful, dishonest, intentional, gross negligence, negligent or other acts or omissions of Employees; (3) claims brought by Employees against BBS under any theory of workers' compensation in any situation in which Client and BBS have agreed that Client will maintain the workers' compensation insurance coverage for the Employee(s); (4) the breach of any duty or obligation under this Agreement by Client; and (5) all claims arising out of, based on or related to Client's business, operations, goods, services, products, premises, facilities, worksites, vehicles, or equipment. The duty to defend includes the duty to pay reasonable attorneys fees for and on behalf of BBS that are incurred in defending any such claims. The duty to indemnify includes the duty to pay any award imposed by any administrative agency, arbitration tribunal or court of law, or to pay any reasonable settlement amount reached at arm's length and in good faith between the claimant and any party hereto.

b. BBS agrees to defend, indemnify and hold harmless the Client for any direct out-of-pocket expenses of the Client, which may result from BBS's failure to conduct itself in accordance with the laws of any state in which BBS employs Employees under this Agreement. Client expressly acknowledges, however, that BBS shall not be liable for its loss of business, good will, profits, or any other special, consequential, and/or incidental damages as a result of the same. BBS does not indemnify Client for any claim, demand or proceeding arising out of, based on or related to the torts (intentional, negligent, grossly negligent or otherwise), acts, errors or omissions of any of the Employees.

c. BBS provides two types of "Cafeteria" plans, or I.R.C. Sec 125 plans. These are the single employer plan, and the multi-employer plan. Under the single employer plan, Employees may elect to set aside up to $1,000 of medical expenses, and file claims under the plan against that set-aside. It is possible that an Employee may claim more than they have placed into the plan during the year, and then terminate employment without reimbursement to BBS. BBS expressly indemnifies Client against any claim or liability arising from a single employer plan shortage resulting from such early termination. Under the multi-employer plan, Client may elect coverage limits in excess of $1,000 for medical expenses. BBS and Client acknowledges that if Client elects to adopt the multi-employer plan at any time during this Agreement and also adopts a coverage limit in excess of $1,000, then BBS shall indemnify Client against any claim or liability arising from a multi-employer plan shortage due to early termination of a covered Employee up to $1,000, and Client shall indemnify BBS against any claim or liability arising from a multi-employer plan shortage due to early termination of a covered Employee in excess of $1,000.

18) Claims Notification. BBS will notify Client immediately of the assertion or possible assertion of any and all claims against the Client which pertain to the administration of human resources (i.e., unemployment claims, wrongful termination claims, workers' compensation claims, and non-obligatory health, 125 Cafeteria Plan, and 401(k) programs), provided by BBS for Employees at Client's worksite. Client will fully cooperate with BBS in the investigation and defense of said claims. With specific regard to this paragraph, time is of the essence. Client further agrees that if they become aware of assertion or possible assertion of any of the foregoing they will immediately notify BBS.

19) Disclosure by Client. Client acknowledges that a material condition of this Agreement is complete and full disclosure of all information requested by BBS including but not limited to any employee benefit plan now in effect or that may have been provided by client in any form during the period commencing six (6) years prior to the execution date of this agreement, and/or the existence of any governmental investigation or inquiry during the period commencing five (5) years prior to

said date. Failure to disclose any of the foregoing shall be deemed a material breach and default of this Agreement.

20) Insurance.

a. Client acknowledges that, in accordance with Montana Statutes Section 39-8-207, an employee assigned to a Client by a Professional Employer Organization is considered the employee of the client for purposes of general liability insurance, motor vehicle insurance, fidelity bonds, surety bonds, and liquor liability insurance carried by the client. Client further acknowledges that it is Client responsibility to provide appropriate and adequate coverage for these risks.

b. Client agrees concurrently with execution hereof, to obtain a policy of commercial general liability insurance. Such commercial general liability insurance shall be maintained with a company rated no lower than B+ (A.M. Best Rating), and carry limits no less than $1,000,000 per occurrence and $2,000,000 aggregate. Such policy shall specifically cover Client's premises, operations, completed operations and products as applicable. Such policy shall also include blanket contractual and personal injury liability. The parties hereto specifically acknowledge and agree that BBS has no intention of and is not liable in any manner for neither the business operations nor liabilities created thereby by Client. Client further agrees that it shall be solely responsible for any and all professional liability and or obtaining and maintaining such professional liability insurance coverage. Same shall be said for liquor liability where Client business may include restaurant or liquor services.

c. In the event an Employee is assigned to a job function requiring Employee to operate a motor vehicle for Client, Client shall furnish vehicle liability insurance including non-owned and hired auto. Such policy shall be primary and non-contributory notwithstanding coverage(s) carried by BBS, and shall carry a combined single limit of no less than $1,000,000 and uninsured motorist coverage with similar limits. Client acknowledges that insurance carried by BBS does not cover loss or damage caused by Employee operating Client's owned or leased motor vehicles, and that Client shall be fully liable and responsible for any claims involving any damage, including but not limited to bodily injury, property damage, fire, theft, collision, cargo damage, or public liability, arising from the use by Employee of such motor vehicle, including the defense of any such claims.

d. Client shall further require all independent contractors, general contractors and subcontractors (who perform any work or service at any worksite where Employees are engaged) to maintain workers' compensation insurance. Further, Client shall be obligated to provide and maintain required worker's compensation insurance for any worker or employee of Client not covered by BBS under this Agreement in accordance with state statutes.

e. Client shall provide BBS with such proof of insurance as may be required by BBS, such as certificates of insurance or copies of insurance policies. Client shall provide proof of insurance within 5 business days of any request by BBS. Client shall further be obligated to have any company issuing any of the same notify BBS of the cancellation thereof. Failure to provide such notification may be deemed a material breach and/or default of this Agreement. Client shall name BBS as an additional insured on each of insurance polices, and shall endorse each insurance policy to waive all rights of subrogation against BBS.

21) Fees and Costs for Engagement of Services.

a. Initial Sign-up Fee. Client shall pay BBS a one time initial sign-up fee. Said fee amount shall be established and agreed upon at time of execution of this Agreement and made a part hereof.

b. Costs. Client shall pay BBS the costs for all compensation, payroll taxes, benefits, unemployment insurance, workers' compensation insurance and any other cost incurred by BBS related to, payable to or payable on account of any and all Employees pursuant to this Agreement and will be determined as a percent (%) of payroll. Costs for regular scheduled payroll delivery shall be the responsibility of BBS. Costs incurred for the Employee background inquiry shall be shared equally by BBS and Client.

c. Payment of Costs. BBS shall invoice Client on a regular periodic basis, normally on the

second business day proceeding the established payday at Client worksite. Costs are due and payable on the date of the invoice.

d. Late Payment Of Costs. In the event of Client failure to make the payment when due, Client agrees to pay an additional amount equal to 5% (but not less than $75.00) of the amount due.

e. Past Due Balances. Any unpaid balances shall accrue interest at a rate of 15% per annum, compounded daily.

f. Returned Checks. Client checks returned unpaid from Client's bank will be subject to the late payment charge plus an administrative fee of $50, but not exceeding the amount permitted under applicable law. Client's payment of any BBS invoice by check, constitutes Client's agreement that BBS may electronically debit Client's account for the unpaid balance owed to BBS together with all returned check fees incurred by BBS and permitted by law.

g. Inactive Status. Clients' failure to submit payroll data for all or any of the Employees is a warranty and representation by Client that such Employee performed no services of any kind for or on behalf of Client during the relevant pay period. BBS will challenge and will request its workers' compensation carrier to challenge any workers' compensation claims filed by Employees based on alleged injuries during such pay periods. If the Inactive Status should be for a time period of one (1) month or part thereof, there will be an administration fee of $100.00

h. Variable Fees. Client and/or Employees may be subject to any of the following fees:

   (1) Stop Payment Fee. If BBS is required to stop payment on a payroll check, a stop payment fee shall be assessed to either Employee and/or Client. Client shall reimburse BBS for any bank fees or charges incurred by BBS.

   (2) Replacement Check Fee. If a replacement payroll check is required, a fee of $10.00 shall be assessed to either Employee or Client.

   (3) Special Check Fee. If a payroll check is issued outside of the normal payroll pay day, a special check fee of $25.00 shall be assessed either Client or Employee

   (4) Flexible Spending Account. Employees electing to participate in a pre-tax medical account shall be assessed a monthly fee of $4.00 which will be paid through payroll deduction or billed to Client.

   (5) Benefit Expenses. BBS may offer from time to time additional benefit programs for Employees. Said programs may have additional enrollment or administrative fees which BBS will notify Clients and Employees of if they are applicable.

22) Default and Termination.

a. Default by Client is defined as: (1) failure to immediately pay in full any BBS invoice; (2) failure to report payroll and/or failure to comply with the payroll process arrangement as agreed upon; (3) failure to comply within thirty (30) days with any directive of BBS, when such directive is issued or made necessary by (i) a federal, state or local government agency, body or department, (ii) an insurance carrier providing coverage to BBS Employees, (iii) failure to implement BBS safety processes and procedures; and/or (iv) specific circumstances which currently or potentially affect BBS, Client or Employees; (4) failure to report payroll or to make payment to BBS for taxable wages for all Employee services contemplated by this Agreement or put BBS at risk with regard to ability or willingness to make payment ; (5) failure to maintain required insurance and such notification thereof; (6) failure to provide correct workers' compensation classification; or misrepresentation of or failure to disclose information regarding the nature of the work duties and/or location of Employee(s); (7) commission or omission of any act that usurps any right or obligation of BBS as the employer of Employee; (8) failure to utilize the services of any Employee without prior notice to BBS and approval by BBS; and/or (9) violation of any provision of this Agreement. BBS may, in its sole discretion, immediately terminate services under this Agreement based on any default by Client.

BBS CLIENT

b. BBS will immediately notify any regulatory agencies and insurance carriers of said termination of Employees covered by this Agreement. On termination of services under this Agreement, BBS will terminate its employment relationship with the Employees and notify the Employee of the termination and the reasons therefore. BBS will thereafter have no further employer responsibilities as to the Employees. Following termination of services under this Agreement, Client shall be solely responsible for all employer responsibilities as to the former Employees. Client shall provide the former Employees with group health plan benefits equivalent to those offered by BBS. If any of the former Employees or their beneficiaries elect COBRA coverage and remain insured under any group health plan offered by BBS, Client shall pay an annual administrative fee of $500 per COBRA participant as long as such COBRA participant remains a COBRA participant under a BBS group health plan.

c. If BBS should materially breach any provision of this Agreement, Client may terminate immediately by given written notice to BBS within three (3) working days of said breach.

d. BBS will provide the client their loss experience for the period of this agreement, upon receiving a written request for such information from the client. The client's right to their loss experience information will extend for a period of six months following the termination of this agreement.

23) Assignment. Neither party to this Agreement shall assign its rights and duties hereunder, or any interest herein, without the prior written consent of the other party.

24) Waiver. Failure by either party hereto at any time to require performance by the other party as required under the terms and provisions of this Agreement, or to claim a breach of any part hereof will not be construed as a waiver of any subsequent breach, nor prejudice the right to either party to thereafter demand strict performance of the terms of this Agreement.

25) Prevailing Validity. Should any term, covenant, condition or provision of this Agreement be held invalid or unenforceable, the balance thereof shall remain in full force and shall stand as if that unenforceable or invalid part did not exist.

26) Notices. Notice shall be deemed made upon delivery by hand or two (2) days subsequent to registered or certified mail. All notices and other communications provided for herein shall be in writing and shall be given by hand or sent by registered or certified mail, postage prepaid, addressed as follows:

Better Business Systems	Client
550 North 31st Street #302	Address per signature page.
Billings, MT 59101	

27) Entire Agreement. This instrument constitutes the sole and only agreement of the parties hereto respecting the subject matter hereof and correctly sets forth the rights, duties, and obligations of each to the other in relation thereto as of its date. Any prior agreements, promises, negotiations, or representations concerning such subject matter not expressly set forth in this Agreement shall be of no force or effect.

28) Dispute Resolution. All disputes between Client and BBS shall be resolved in the following manner: (a) written notice of the dispute shall be given promptly after learning of the existence of the dispute; (b) following the giving of notice, the parties shall cooperate in exchanging information and in discussing resolution of the dispute; (c) if not resolved within 30 days, the Chief Executive Officer of Client and the Chief Executive Officer of BBS shall meet in person to discuss the dispute and attempt to reach a resolution. The parties agree that all disputes shall be submitted to mediation prior to instituting any legal action. If a party institutes legal action without first participating in mediation, the parties agree that the responding party shall be entitled to a stay of proceedings and an order compelling the parties to attend mediation prior to the commencement of discovery in any legal action.

29) Choice of Law and Venue. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the laws of the United States and of the State of Montana. Venue for all purposes shall be in Yellowstone County, Montana.

30) Attorney's Fees. In the event any legal action, arbitration or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach thereof, the party prevailing in any such action, arbitration or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorney's fees, costs and expenses incurred by the prevailing party.

31) Successors and Assigns. Each and every covenant herein contained shall inure to the benefit of and shall be binding on heirs, legatees, devisees, assignees, administrators, executors and successors in interest of the parties hereto.

BBS CLIENT

Mar 23 09 01:58p Accounting Department 714-210-6831 p.12

ACKNOWLEDGEMENT AND ACCEPTANCE OF PROFESSIONAL EMPLOYER AGREEMENT

FOR BBS	FOR CLIENT
ARTHUR L. GEIGER NAME (PRINT)	 LEGAL BUSINESS NAME (PRINT)
 SIGNATURE	 LEGAL BUSINESS STREET ADDRESS
PRESIDENT TITLE OF SIGNATOR	 CITY AND STATE
6-29-05 DATE	 SIGNATURE
	GARY KHATCHOYAIN NAME (PRINT)
	OWNER RELATIONSHIP TO CLIENT (OWNER, PARTNER, OFFICER)
	6/23/05 DATE

NON-REFUNDABLE INITIAL SIGN UP FEE $____(RE:21 a)
COST OF EMPLOYER PORTION ($45) FOR OPTIONAL EMPLOYEE BACKGROUND CHECK:
NOTE: MULTIPLE STATE OR COUNTY RECORDS MAY RESULT IN A HIGHER COST FOR BACKGROUND CHECKS.

EXHIBIT "A"
ADMINISTRATIVE SERVICES INCLUDED IN THE PROFESSIONAL EMPLOYER AGREEMENT BY AND BETWEEN BBS AND CLIENT

HUMAN RESOURCE SERVICES

- Develop And Provide Employee Handbook
- Assist With Development Of Job Descriptions
- Assist With Employee Performance Evaluation
- Research Compensation Ranges
- Provide Supervisors Manual
- Employee Management Including Hiring, Discipline, Conflict Resolution, Termination
- Obtain Background Checks
- Maintain Employee Personnel Records
- Processing New Hire Applications
- Review Employee Unemployment Claims
- Other Services (Subject To Additional Fees) Also Available

RISK MANAGEMENT SERVICES

- Provide Written Safety Program And Safety Manual
- Identify Specialty Programs
- Provide Comprehensive Safety Inspection And Regular Worksite Safety Review
- Develop Safety Action Plan
- Assist With Job Analysis
- 24 Hour Consultation On Safety Activity In The Workplace
- CAL-OSHA Consultation
- PPE (Personal Protective Equipment) Requirements
- Accident Investigation
- Workers' Injury Claims Administration
- Special Training And Other Services (Subject To Additional Fees).

PAYROLL SERVICES

- Process Total Payroll Hours Reported And Generate Employee Checks
  Note: Calculation Of Time Cards Is Subject To Additional Fee If Not Part Of BBS Time And Attendance System
  Note: Checks Outside Of The Scheduled Payroll Will Result In An Additional Fee As Per PEA Agreement
- Provide Invoice And System Generated Reports With Each Processed Payroll
- Process And Make Payment Of Payroll Tax Deposits And Reports (Federal, State, & Local) Monthly, Quarterly And Yearly as needed
- Departmental Payroll Processing And Reporting
- Job Costing Payroll Processing And Reporting
- Davis Bacon Certified Payroll Reporting (Requires Special Payroll Reporting)
- Calculate, Deduct, And Send Payments For Wage Garnishments, Child Support, Tax Levies, Wage Assignments, Etc.
- New Hire Reporting To Meet State And Federal Compliance
- Generate And Distribute Year-End W-2's

Special Reports And Other Services (Subject To Additional Fees).

PERSONAL GUARANTY

I have signed this personal guaranty in order to induce BBS to enter into a Professional Employer Agreement with The Vinyl Fence Company, Inc. (Client). I have a substantial interest in Client and in seeing that BBS provides its services to Client. This guaranty agreement has been entered into for business or commercial purposes and neither this guaranty nor the underlying Professional Employer Agreement has been entered into for any personal, family or household purpose.

I personally and individually guarantee Client's performance of all terms and conditions of the Professional Employer Agreement. This guarantee extends to and includes obligations or debts incurred by Client in the future. For example, I personally and individually guarantee the payment of all fees, costs, charges and expenses incurred by Client, including attorney's fees and all costs of collection and enforcement. This guarantee is unconditional and unlimited. I waive any notice of default, dishonor or acceleration. I agree that I am obligated to fulfill this guarantee without regard to whether suit has been first filed or a judgment obtained against Client. This guaranty extends to any obligations of Client that arise out of any modified, renewed, extended or replacement Professional Employer Agreement or out of services provided by BBS in the future, without regard to whether I have notice of such agreements or notice of the amount or existence of any indebtedness or default by Client.

The bankruptcy of Client will not operate to reduce or relieve any obligation under this Guaranty. No partial payments by Client or anyone else will release me from this Personal Guaranty as to any amounts which have not been paid to BBS.

The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the laws of the United States and of the State of Montana. Venue for all purposes shall be in Yellowstone County, Montana.

If I am personally employed as an Employee under the agreement with BBS, I agree that my regular rate compensation for any pay period in which Client has not paid BBS in full shall be a salary of $260 per week. I agree that changes in my own compensation shall not be effective until such changes have been specifically disclosed to BBS and specifically approved in writing by an officer of BBS. I agree that this paragraph modifies any employment or other agreement between me and BBS, including subsequent agreements regarding wages or compensation.

6/23/05

Date

Personal Guarantor

Signature

GARY KHATCHOYAN

Printed Name